MEDIA CONTACT:
                                              Dennis Milewski
                                              Office: (860) 722-5567

FOR IMMEDIATE RELEASE

               HSB GROUP, INC. ELECTS BOARD OF DIRECTORS CHAIRMAN

HARTFORD, Conn., September 24, 1998 -- HSB Group, Inc. announced today that Gordon W. Kreh, president and chief executive officer of the company was elected chairman of the board of directors.

Kreh has served on the company's board of directors since 1993. He was elected president of The Hartford Steam Boiler Inspection and Insurance Company in 1993. In 1994, he was elected chief executive officer. He joined the company in 1971.

In addition to his responsibilities on HSB's board, he is also a board member of the American Insurance Association, a director of HSB Industrial Risk Insurers, The Boiler Inspection and Insurance Company of Canada and HSB Engineering Insurance Limited. Kreh also serves on the board of directors of Orion Capital Corporation.

HSB Group, Inc. (NYSE:HSB) is a global provider of insurance products and engineering management consulting services. HSB Group is the parent company of The Hartford Steam Boiler Inspection and Insurance Company, founded in 1866 to provide loss prevention service and insurance to businesses, industries and institutions. For more information about HSB Group, Inc., visit its web site at www.hsb.com.

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